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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934

                              (Amendment No. 1)

                      PARADISE MUSIC & ENTERTAINMENT, INC.
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                              (Name of Issuer)

                                Common Stock
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                       (Title of Class of Securities)

                                699071 10 6
                     ----------------------------------
                              (CUSIP Number)

                             September 28, 1999
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               (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)

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CUSIP No. 699071 10 6                 13G                     Page 2 of 5 Pages
---------------------                                         -----------------

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 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Jay Moloney
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 (2) Check the Appropriate Box if a Member of a Group                (a)  / /
     (See Instructions)                                              (b)  / /
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization

     United States of America
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         Number of            (5) Sole Voting Power: 225,000 Shares

          Shares             --------------------------------------------------

       Beneficially           (6) Shared Voting Power: 0

        Owned by             --------------------------------------------------

          Each                (7) Sole Dispositive Power: 225,000 Shares

       Reporting             --------------------------------------------------

     Person With:             (8) Shared Dispositive Power: 0
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     225,000 Shares
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(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares    / /
    (See Instructions)
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(11) Percent of Class Represented by Amount in Row (9)
     3.4%
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(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------



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         This Amendment No. 1 amends the 13G filed by Jay Moloney with respect to shares of the Common Stock of Paradise Music & Entertainment, Inc.

         Item 4 is amended as follows:

ITEM 4.  OWNERSHIP

         (a) Amount beneficially owned: 225,000 Shares. The 225,000 Shares beneficially owned represent shares which the reporting person had the right to acquire as of September 28, 1999 and within 60 days thereafter upon exercise of an employee stock option.

         (b)   Percent of Class: 3.4%.

         (c)   Number of Shares as to which the reporting person has:

               (i)  Sole power to vote or to direct the vote:  225,000.

               (ii)  Shared power to vote or direct the vote: 0

               (iii) Sole power to dispose or to direct the disposition of:
225,000.

               (iv) Shared power to dispose or to direct the disposition of: 0.



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ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x]


ITEM 10.  CERTIFICATIONS.

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                       October 1, 1999
                                       ------------------------
                                             (Date)

                                       /s/ Jay Moloney
                                       ------------------------
                                            (Signature)

                                           Jay Moloney
                                       ------------------------
                                          (Name and Title)


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